Filed Pursuant to Rule 424(b)(2)

Registration No. 333-108533

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 16, 2003)

$500,000,000

General Motors

Acceptance Corporation

Floating Rate Notes due July 16, 2007

The notes will mature on July 16, 2007. Interest will accrue from July 16, 2004 at the rate of 3-month LIBOR plus 0.95% payable quarterly in arrears on January 16, April 16, July 16 and October 16 of each year, commencing on October 16, 2004. The notes will not be redeemable prior to maturity.

	Per Note	Total
Public Offering Price (1)	100.00%	$500,000,000
Underwriting Discount	0.30%	$1,500,000
Proceeds, before expenses, to General Motors Acceptance Corporation	99.70%	$498,500,000

(1) Plus accrued interest from July 16, 2004, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about July 16, 2004.

Investing in the Notes involves Risks. See “Risk Factors” on page S-1.

Joint-Lead Managers

Blaylock & Partners, L.P.	Merrill Lynch & Co.	Utendahl Capital	The Williams Capital Group, L.P.

Guzman & Company	Ormes Capital Markets, Inc.	Siebert Capital Markets

Doley Securities, Inc.	Loop Capital Markets, LLC	Ramirez & Co., Inc.

July 13, 2004

Prospectus Supplement

Prospectus

Unless the context indicates otherwise, the words “GMAC”, “we”, “our”, “ours” and “us” refer to General Motors Acceptance Corporation.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the notes. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated September 16, 2003. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

We will deliver the notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the notes. The underwriting agreement provides that the closing will occur on July 16, 2004, which is three business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

i

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this prospectus supplement and the accompanying prospectus misleading.

Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “dollars”, “$” and “U.S.$” are to United States dollars.

ii

RISK FACTORS

Prospective investors should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein before deciding to invest in any Floating Rate Notes due July 16, 2007 (the “Notes”). The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

You are Relying Solely on Our Creditworthiness

The Notes will constitute our unsubordinated and unsecured obligations and will rank equally among themselves and equally with all of our other unsubordinated and unsecured obligations (other than obligations preferred by mandatory provisions of law). If you purchase the Notes, you are relying on our creditworthiness alone.

Our Credit Ratings May Not Reflect All Risks of Your Investments in the Notes

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to structure or market of the Notes.

We Cannot Assure You That An Active Trading Market May Develop for the Notes

There can be no assurance regarding the future development of a market for the Notes or the ability of holders of the Notes to sell their Notes. If such a market were to develop, the Notes could trade at prices which may be higher or lower than the initial offering price depending on many factors independent of our creditworthiness, including, among other things:

•	The method for calculating the principal, premium (if any) and interest in respect of the Notes;

•	The time remaining to the maturity of the Notes;

•	The outstanding principal amount of the Notes; and

•	The level, direction and volatility of market interest rates generally.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about General Motors Acceptance Corporation and its finances.

SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2003.
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004.
Current Reports on Form 8-K	February 11, 2004 and April 30, 2004.

You may, at no cost, request a copy of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning the office of L. K. Zukauckas, Controller, at the following address and telephone number:

General Motors Acceptance Corporation

200 Renaissance Center

Mail Code 482-B08-A36

Detroit, Michigan 48265-2000

Tel: (313) 665-4327

RATIO OF EARNINGS TO FIXED CHARGES

Unaudited Three Months Ended March 31,		Year Ended December 31,
2004	2003	2003	2002
1.56	1.63	1.57	1.43

The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

See “Ratio of Earnings to Fixed Charges” in the accompanying prospectus for additional information.

CONSOLIDATED CAPITALIZATION OF GMAC

(Unaudited)

(In millions of U.S. Dollars)

March 31, 2004
Short-Term Debt	$46,239
Long-Term Debt	200,839

Total Debt	$247,078

Stockholder’s Equity
Common stock, $.10 par value (authorized 10,000 shares, outstanding 10 shares) and paid-in capital	$5,770
Retained earnings	14,864
Net unrealized loss on derivative financial instruments	(146)
Net unrealized gains on securities	606
Foreign currency translation adjustments	34

Total stockholder’s equity	$21,128

Total Capitalization	$268,206

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected financial data derived from our audited consolidated financial statements for the two years ended December 31, 2003 and 2002 and from our unaudited financial statements for the three months ended March 31, 2004 and 2003. We believe that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The results for the interim period ended March 31, 2004 are not necessarily indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus supplement and in the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.

	As of March 31,		As of December 31,
	2004	2003	2003	2002
	(in millions of U.S. Dollars)
Balance Sheet Data:
Assets
Cash and cash equivalents	$17,210	$9,958	$17,976	$8,103
Investment securities	12,234	13,537	13,200	14,605
Loans held for sale	18,285	11,126	19,609	15,720
Finance receivables and loans, net of unearned income
Consumer	139,539	98,007	132,926	93,588
Commercial	48,444	46,611	43,046	43,605
Allowance for credit losses	(3,244)	(3,154)	(3,243)	(3,059)

Total finance receivables and loans, net	184,739	141,464	172,729	134,134
Investment in operating leases, net	25,727	27,841	26,001	24,220
Notes receivable from General Motors	3,134	2,582	3,151	3,178
Mortgage servicing rights, net	3,301	2,680	3,720	2,683
Premiums and other insurance receivables	1,979	1,837	1,960	1,742
Other assets	30,230	24,503	29,817	23,343

Total assets	$296,839	$235,528	$288,163	$227,728

Liabilities
Debt	$247,078	$191,030	$238,862	$183,232
Interest payable	2,557	2,189	3,122	2,719
Unearned insurance premiums and service revenue	4,398	3,720	4,228	3,497
Reserves for insurance losses and loss adjustment expenses	2,385	2,168	2,340	2,140
Accrued expenses and other liabilities	15,485	14,287	15,725	14,642
Deferred income taxes	3,808	3,542	3,650	3,667

Total liabilities	275,711	216,936	267,927	209,897

Stockholder’s equity
Common stock, $.10 par value (10,000 shares authorized, 10 shares outstanding) and paid-in capital	5,770	5,641	5,641	5,641
Retained earnings	14,864	12,984	14,078	12,285
Accumulated other comprehensive income loss	494	(33)	517	(95)

Total stockholder’s equity	21,128	18,592	20,236	17,831

Total liabilities and stockholder’s equity	$296,839	$235,528	$288,163	$227,728

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002
	(in millions of U.S. Dollars)
Income Statement Data:
Revenue
Consumer	$2,402	$1,877	$8,323	$6,649
Commercial	475	483	1,950	2,059
Loans held for sale	262	234	1,024	843
Operating leases, net of depreciation expense	557	440	1,913	2,058

Total financing revenue	3,696	3,034	13,210	11,609
Interest and discount expense	(2,206)	(1,794)	(7,564)	(6,835)

Net financing revenue before provision for credit losses	1,490	1,240	5,646	4,774
Provision for credit losses	(390)	(378)	(1,608)	(2,028)

Net financing revenue	1,100	862	4,038	2,746
Insurance premiums and service revenue earned	870	733	3,134	2,689
Mortgage banking income	565	840	2,696	2,064
Investment income (loss)	138	68	279	(95)
Other income	861	775	3,309	3,739

Total net revenue	3,534	3,278	13,456	11,143
Expense
Compensation and benefits expense	728	702	2,838	2,474
Insurance losses and loss adjustment expenses	595	533	2,302	2,033
Other operating expenses	975	906	3,932	3,695

Total noninterest expense	2,298	2,141	9,072	8,202
Income before income tax expense	1,236	1,137	4,384	2,941
Income tax expense	450	438	1,591	1,071

Net income	$786	$699	2,793	1,870

USE OF PROCEEDS

We will receive net proceeds before expenses of $498,500,000 from the sale of the Notes. We estimate that our expenses will be approximately $500,000. The net proceeds from the sale of the securities will be added to the general funds of GMAC and will be available for the purchase of receivables, the making of loans or the repayment of debt. Such proceeds initially may be used to reduce short-term borrowings or invested in short-term securities.

DESCRIPTION OF NOTES

General

The following description of the particular terms of the Notes offered hereby supplements and, to the extent that the terms are inconsistent, replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The Notes are a series of the Debt Securities registered by GMAC in September 2003 to be issued on terms to be determined at the time of sale.

The Notes will be issued in an initial aggregate principal amount of $500,000,000. The Notes offered hereby will be issued pursuant to an Indenture dated as of July 1, 1982, as amended (the “Indenture”), which is more fully described in the accompanying prospectus, and the Notes have been authorized and approved by resolution of our Board of Directors on August 12, 2003.

The Notes mature on July 16, 2007. The Notes are not redeemable by GMAC prior to maturity.

Interest on the Notes will be computed on the basis of the actual number of days elapsed over a 360-day year. Interest will be paid quarterly on January 16, April 16, July 16 and October 16 of each year (each, an “interest payment date”) and on the maturity date, commencing October 16, 2004, to the persons in whose name the Notes are registered at the close of business on the last day of the calendar month preceding an interest payment date; provided, however, that interest payable on the maturity date shall be payable to the person to whom the principal of such notes shall be payable.

Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date (other than the maturity date) would otherwise be a day that is not a business day, such interest payment date will be postponed to the next succeeding day that is a business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

By “business day” we mean a day which is not a day when banking institutions in the city in which the trustee administers its corporate trust business, currently New York City, or in the place of payment, are authorized or required by law or regulation to be closed, and that is also a “London business day”, which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The interest rate on the Notes will be reset quarterly on January 16, April 16, July 16 and October 16 of each year, commencing October 16, 2004 (each, an “interest reset date”), and the Notes will bear interest at a per annum rate equal to three-month LIBOR (as defined below) for the applicable interest reset period (as defined below), plus .95%. The interest rate for the initial interest reset period will be three-month LIBOR, determined as of two London business days prior to July 16, 2004 (the “original issue date”), plus .95% per annum. The “initial interest reset period” will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each “interest reset period” will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the notes will be the period from and including the interest reset date immediately preceding the maturity date of such notes to but excluding the maturity date.

If any interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the next succeeding day that is a business day, except that if that business day is in the next succeeding calendar month, the interest reset date shall be the next preceding business day.

The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest reset period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the original issue date, in the case of the initial reset period, or thereafter the applicable interest reset date.

GMAC, or its successor appointed by us, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i) LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, which appears on Moneyline Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such interest determination date. “Moneyline Telerate Page 3750” means the display designated on page “3750” on Moneyline Telerate (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Moneyline Telerate Page 3750, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Moneyline Telerate Page 3750 as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

All percentages resulting from any calculation of any interest rate for the notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Promptly upon such determination, the calculation agent will notify GMAC (if the calculation agent is not GMAC) and the Trustee (if the calculation agent is not the Trustee) of the interest rate for the new interest reset period. Upon request of a holder of the notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

All calculations made by the calculation agent for the purposes of calculating interest on the notes shall be conclusive and binding on the holders and us, absent manifest error.

Book-Entry, Delivery and Form

The Notes will be offered and sold in principal amounts of U.S. $1,000 and integral multiples thereof. The Notes will be issued in the form of one or more fully registered Global Notes (collectively, the “Global Notes”), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. The transfer of the Global Notes may be made at the office of the registrar according to the rules of the clearing system.

Individual certificates in respect of the Global Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC ceases to be a clearing agency registered under the Securities Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of, transfer of or in exchange for book-entry interests in the Notes represented by such Global Note upon delivery of such Global Note for cancellation.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of DTC in accordance with their procedures. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depositary rules.

Neither GMAC nor the Trustee will have any responsibility for the performance by DTC or its respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes ranking equally with the Notes offered by this prospectus supplement in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes. Such further Notes may be consolidated and form a single series with the Notes offered by this prospectus supplement and have the same terms as to status, redemption or otherwise as the Notes offered by this prospectus supplement.

Notices

Notices to holders of the Notes will be published in authorized daily newspapers in The City of New York. It is expected that publication will be made in The City of New York in The Wall Street Journal. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

Concerning the Trustee

Pursuant to the indenture, the Trustee will be designated by GMAC as the initial paying agent, transfer agent and registrar to the Notes. The Corporate Trust Office of the Trustee is currently located at 101 Barclay Street, Floor 7E, New York, N.Y. 10286, U.S.A. Attention: The Bank of New York.

The indenture provides that the Trustee, prior to the occurrence of an event of default and after the curing of all events of default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the indenture. If an event of default has occurred (which has not been cured), the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The indenture also provides that the Trustee or any agent of GMAC or the Trustee, in their individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The indenture and the Notes are governed by and will be construed in accordance with the laws of the State of New York. Any claims or proceedings in respect of the indenture or the Notes shall be heard in a federal or state court located in the State of New York.

UNITED STATES FEDERAL TAXATION

The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original holders purchasing Notes at the “issue price”, that is, the first price to the public at which a substantial amount of the Notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the United States Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens or United States persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar.

Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

For purposes of the following discussion, “United States person” means a beneficial owner of a Note that is for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation, or other entity that is treated as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States or of any political subdivision thereof,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors.

Payments of Interest

Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person’s method of accounting for tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person’s adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to interest on the Note that has not previously been included in income, which will be includable as interest as described under “Payments of Interest” above. A United States person’s adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. GMAC, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 28% of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person’s United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service (“IRS”).

Tax Consequences to Non-United States Persons

As used herein, the term “non-United States person” means an owner of a Note that is, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or partnership, or

•	a nonresident alien fiduciary of a foreign estate or trust.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors.

Income and Withholding Tax

Subject to the discussion of backup withholding below:

(a) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

•

(1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GMAC entitled to vote, (2) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to GMAC through stock ownership, and (3) either (A) the beneficial owner of the Note certifies (generally on an IRS Form W-8BEN) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof (generally on IRS Form W-8IMY);

•	the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner’s agent provides an IRS Form W-8BEN claiming the exemption; or

•	the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner’s agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS form has actual knowledge that the certification or any statement on the IRS form is false;

(b) a non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

(c) a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of GMAC’s stock entitled to vote and, at the time of such individual’s death, the income on the Note would not have been effectively connected with a United States trade or business of the individual.

With respect to the certification requirement referred to in subparagraph (a), for Notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing a Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If a non-United States person holding a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.

Each holder of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder’s United States federal income tax.

The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign holders of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

Backup Withholding and Information Reporting

Under current Treasury Regulations, backup withholding (imposed at the rate of 28%) will not apply to payments made by GMAC or a paying agent to a non-United States person in respect of a Note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above, are received, provided in each case that GMAC or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a Note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States persons holding Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s United States federal income tax, provided the necessary information is furnished to the IRS.

Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the IRS and furnished to such beneficial owner.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated July 13, 2004 (the “Underwriting Agreement”), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Blaylock & Partners, L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Utendahl Capital Partners, L.P., and The Williams Capital Group, L.P. are acting as representatives (collectively, the “Representatives”), has severally agreed to purchase the principal amount of Notes set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased.

Underwriters	Principal Amount of Notes
Blaylock & Partners, L.P.	$85,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	65,000,000
Utendahl Capital Partners, L.P.	85,000,000
The Williams Capital Group, L.P.	85,000,000
Guzman & Company	45,000,000
Muriel Siebert & Co., Inc.	45,000,000
Ormes Capital Markets, Inc.	45,000,000
Doley Securities, Inc.	15,000,000
Loop Capital Markets, LLC	15,000,000
Samuel A. Rameriz & Company, Inc.	15,000,000

Total	$500,000,000

The Representatives of the underwriters have advised us that the underwriters propose initially to offer the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.15% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.15% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and concession may be changed.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In connection with the sale of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the General Motors Acceptance Corporation Underwriting Agreement Standard Provisions (Debt) dated September 2, 2003, such as receipt by the underwriters of officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

E. Stanley O’Neal, a director of Merrill Lynch & Co., Inc., of which Merrill Lynch, Pierce, Fenner & Smith Incorporated is a wholly-owned subsidiary, is a director of General Motors Corporation. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealing in the ordinary course of business with us. They have received customary fees and commission for these transactions.

LEGAL OPINIONS

The validity of the Notes offered pursuant to this prospectus supplement will be passed on for GMAC by Martin I. Darvick, Esq., Assistant General Counsel of GMAC, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value.

The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and GMAC in various matters.

PRINCIPAL EXECUTIVE OFFICES OF GMAC

200 Renaissance Center

Detroit, Michigan 48265-2000

LEGAL AND TAX ADVISORS

TO GMAC

Martin I. Darvick, Esq.	Anne Buscaglia, Esq.
300 Renaissance Center	767 Fifth Avenue
Detroit, Michigan 48265	14th Floor
New York, NY 10153

AUDITORS

Independent Auditors

of GMAC

Deloitte & Touche LLP

600 Renaissance Center

Detroit, Michigan 48243-1274

LEGAL ADVISORS TO THE UNDERWRITERS

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

TRUSTEE

The Bank of New York

101 Barclay Street

Floor 7E

New York, New York 10286

PROSPECTUS

$20,000,000,000

General Motors Acceptance Corporation

Debt Securities or Warrants to Purchase Debt Securities

We will offer from time to time debt securities or warrants to purchase debt securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplemental prospectus carefully before you invest.

We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

September 16, 2003

You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

Unless the context indicates otherwise, the words “GMAC”, “Company”, “we”, “our”, “ours” and “us” refer to General Motors Acceptance Corporation.

Any agent’s commissions or dealer or underwriter’s discounts in relation to the sale of securities covered by this prospectus will be set forth in the applicable prospectus supplement. The net proceeds we receive from such sale will be (a) the purchase price of the securities less such agent’s commission, (b) the purchase price of the securities, in the case of a dealer or (c) the public offering price of the securities less such underwriter’s discount. There will be an additional deduction from the proceeds in the case of (a), (b) and (c), for other related issuance expenses. Our aggregate proceeds from all securities sold will be the purchase price of the securities sold less the aggregate of the agents’ commissions, the underwriter discounts and any other expenses of issuance and distribution.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of our securities in one or more offerings. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $20,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Incorporation of Certain Documents By Reference.”

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 313-556-5000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any reports or other information we file at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following Regional Offices of the SEC located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically, including GMAC. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the “registration statement”) under the Securities Act of 1933 with respect to the securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings made with the SEC by us under 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. These documents contain important information about GMAC and its finances.

SEC Filings (File No. 1-3754)	Period
Annual Report on Form 10-K	Year ended December 31, 2002.
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2003 and March 31, 2003.
Current Reports on Form 8-K	Filed January 16, 2003, March 7, 2003, April 10, 2003, April 23, 2003, June 13, 2003 and June 19, 2003(2).

You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of L.K. Zukauckas, Controller and Principal Accounting Officer, at the following address and telephone number:

General Motors Acceptance Corporation

200 Renaissance Center

Mail code 482-B08-A36

Detroit, Michigan 48265-2000

Tel: (313) 665-4327

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements, including statements preceded by, followed by or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal” or the negative of those words or other comparable words.

These statements are based on GMAC’s current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including:

•	changes in economic conditions, currency exchange rates, significant terrorist attacks or political instability in the major markets where we operate;

•	changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	the threat of terrorism, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions may continue to affect both the United States and the global economy and may increase other risks; and

•	we may face other risks described from time to time in periodic reports that we file with the SEC.

Consequently, all of the forward-looking statements made in this prospectus and the accompanying documents are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not, however, undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation (“General Motors” or “GM”), was incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, the Company merged with its predecessor, which was originally incorporated in New York in 1919. The Company operates directly and through its subsidiaries and affiliates in which the Company or GM has equity investments.

GMAC’s global activities include Financing, Mortgage and Insurance operations:

•	Financing — GMAC and its affiliated companies offer a wide variety of automotive financial services to and through General Motors and other automobile dealerships and to the customers of those dealerships. The Company also provides commercial financing and factoring services to businesses in other industries (e.g., manufacturing and apparel).

•	Mortgage — The Company’s Mortgage operations originate, purchase, service and securitize residential and commercial mortgage loans and mortgage related products.

•	Insurance — GMAC’s Insurance operations insure and reinsure automobile service contracts, personal automobile insurance coverages (ranging from preferred to non-standard risk) and selected commercial insurance coverages.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Six Months Ended June 30,	Years Ended December 31,
2003	2002	2001	2000	1999	1998
1.67	1.43	1.38	1.31	1.38	1.33

The schedule containing the calculation of the ratio of earnings to fixed charges for the six months ended June 30, 2003 and the years 1998-2002 is included as an exhibit to the registration statement of which this prospectus is a part and is incorporated in this prospectus by reference.

USE OF PROCEEDS

We will add the net proceeds from the sale of the securities to our general funds and they will be available for general corporate purposes, including the purchase of receivables, the making of loans or the repayment of existing indebtedness. We may initially use the proceeds to reduce short-term borrowings or to invest in short-term securities.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered are to be issued under an Indenture dated as of July 1, 1982, as amended by:

•	a First Supplemental Indenture dated as of April 1, 1986

•	a Second Supplemental Indenture dated as of June 15, 1987

•	a Third Supplemental Indenture dated as of September 30, 1996

•	a Fourth Supplemental Indenture dated as of January 1, 1998

•	a Fifth Supplemental Indenture dated as of September 30, 1998 and as further amended by the Trust Indenture Reform Act of 1990, as amended (together, the “Indenture”), between us and The Bank of New York, Successor Trustee (the “Trustee”), copies of which are filed as exhibits to the registration statement. We have summarized certain terms and provisions of the Indenture; such summaries are not complete and are subject to all provisions of the Indenture, including the definition of certain terms. You should read the indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Reform Act of 1990, as amended.

The Indenture provides that, in addition to the debt securities being offered, additional debt securities may be issued without limitation as to aggregate principal amount, but only as authorized by our Board of Directors.

General

Reference is made to the accompanying prospectus supplement for the following terms of the debt securities being offered:

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum, if any, at which the debt securities will bear interest;

•	the times at which the interest will be payable;

•	the date after which or other circumstances in which the debt securities may be redeemed and the redemption price or any prepayment or sinking fund provisions;

•	the currency or currencies in which the debt securities are issuable or payable;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the exchanges on which the debt securities may be listed;

•	whether the debt securities shall be issued in book-entry form; and

•	any other specific terms.

Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the Trustee, which at the date hereof is 101 Barclay Street, New York, New York 10286, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

The debt securities will be unsecured and unsubordinated and will rank pari passu with all our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law).

Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the accompanying prospectus supplement.

Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in the accompanying prospectus supplement, in any other currency.

If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

If a prospectus supplement specifies that the debt securities will have a redemption option, our election to exercise such an option will constitute an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the SEC and furnish certain information to the holders of the debt securities.

Book-Entry, Delivery and Form

Unless otherwise indicated in the accompanying prospectus supplement, the debt securities and warrants will be issued in the form of one or more fully registered global securities (each a “Global Debt Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) and registered in the name of the Depositary’s nominee. Beneficial interests in a Global Debt Security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the Depository. Investors may elect to hold interests in a Global Debt Security through DTC. Except as set forth below, a Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency”, registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of institutions, called participants, and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic computerized book-entry changes in the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

Access to the Depositary’s system is also available to others such as banks, brokers, dealers and trust companies, called indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

The Depositary advises that pursuant to procedures established by it:

•	upon issuance of a Global Debt Security, the Depositary will credit the account of participants designated by any dealers, underwriters or agents participating in the distribution of the securities with the respective principal amounts of securities owned by such participants; and

•	ownership of beneficial interests in a Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in a Global Debt Security).

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in a Global Debt Security is limited to such extent.

As long as the Depositary’s nominee is the registered owner of a Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the debt securities represented by a Global Debt Security. Except as provided below, you will not:

•	be entitled to have any of the debt securities registered in your name,

•	receive or be entitled to receive physical delivery of the debt securities in definitive form, or

•	be considered the owners or holders of the debt securities under the Indenture or warrant agreement.

Neither we, the Trustee, any Paying Agent, warrant agent or any other agent for payment on or registration of transfer or exchange of any Global Debt Security nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal, premium, if any, and interest payments on the debt securities registered in the name of the Depositary’s nominee will be made by the Trustee to the Depositary’s nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the debt securities are registered as the owners of the debt securities for the purpose of receiving payment of principal, premium, if any, and interest on the debt securities and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal, premium, if any, or interest on the debt securities to owners of beneficial interests in the Global Debt Security. The Depositary has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”.

If the Depositary is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the Global Debt Security. In addition, we may at any time determine not to have the debt securities represented by the Global Debt Security and, in such event, will issue debt securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the debt securities in definitive form. Debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Limitation on Liens

The only financial covenant applicable to the debt securities is that described below. That covenant requires that the debt securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in GMAC’s debt-to-equity ratio.

The debt securities are not secured by mortgage, pledge or other lien.

GMAC will covenant in the debt securities that so long as any of the debt securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the debt securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

•	the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•	any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by GMAC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

•	any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the securities. In either case, the Indenture provides that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either we or the successor company may continue to issue securities under the Indenture.

Modification of the Indenture

The Indenture contains provisions permitting us and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each debt security so affected, no such modification shall:

•	extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each debt security so affected, or

•	reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the Indenture.

The Indenture contains provisions permitting us and the trustee to enter into indentures supplemental to the Indenture, without the consent of the holders of the debt securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to us, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•	to add to our covenants such further covenants, restrictions, conditions or provisions as our Board of Directors and the trustee shall consider to be for the protection of the holders of debt securities;

•	to permit or facilitate the issuance of debt securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•	to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of any debt securities;

•	to evidence and provide for the acceptance and appointment by a successor trustee;

•	to establish the form or terms of securities of any series as permitted by the Indenture; and

•	to change or eliminate any provision of the Indenture, provided that any such change or elimination (i) shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or (ii) shall not apply to any security outstanding.

Events of Default

An event of default with respect to any series of debt securities issued subject to the Indenture is defined in the Indenture as being:

•	default in payment of any principal or premium, if any, on such series;

•	default for 30 days in payment of any interest on such series;

•	default for 30 days after notice in performance of any other covenant in the Indenture; or

•	certain events of bankruptcy, insolvency or reorganization.

No event of default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. In case an event of default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an event of default as set out in the fourth item listed above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any event of default with respect to a particular series of debt securities may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the trustee and all defaults are remedied. For such purposes, if the principal of all series shall have been declared to be payable, all series shall be treated as a single class. We are required to file with the

Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity or security.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the applicable series of debt securities, create and issue further debt securities of each series of debt securities ranking pari passu with the debt securities of the applicable series in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities. Such further debt securities may be consolidated and form a single series with the debt securities of the applicable series and have the same terms as to status, redemption or otherwise as the debt securities of that series.

Concerning the Trustee

The Bank of New York is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering our outstanding notes and debentures. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

DESCRIPTION OF WARRANTS

General

The following statements with respect to the warrants are summaries of the detailed provisions of one or more separate warrant agreements (each a “Warrant Agreement”) between us and a banking institution organized under the laws of the United States or one of the states thereof (each a “Warrant Agent”), a form of which is filed as an exhibit to the registration statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

The warrants will be evidenced by warrant certificates (the “Warrant Certificates”) and, except as otherwise specified in the prospectus supplement accompanying this prospectus, may be traded separately from any debt securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a warrant does not have any of the rights of a holder of a debt security in respect of, and is not entitled to any payments on, any debt securities issuable, but not yet issued, upon exercise of the warrants.

The warrants may be issued in one or more series, and reference is made to the prospectus supplement accompanying this prospectus relating to the particular series of warrants, if any, offered thereby for the terms of, and other information with respect to, such warrants, including:

•	the title and the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants will be payable;

•	the debt securities for which each warrant is exercisable;

•	the date or dates on which the warrants will expire;

•	the price or prices at which the warrants are exercisable;

•	the currency or currencies in which the warrants are exercisable;

•	the periods during which and places at which the warrants are exercisable;

•	the date or dates on which the warrants will expire;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the Warrant Agent;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	the exchanges, if any, on which the warrants may be listed;

•	whether the Warrants shall be issued in book-entry form; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by communicating to the Warrant Agent the identity of the warrantholder and the number of warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable debt securities, the form of which shall be set forth in the prospectus supplement. If less than all of the warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

PLAN OF DISTRIBUTION

We may offer from time to time debt securities and warrants. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $20,000,000,000.

A prospectus supplement will set forth the terms of the offering of the securities described in this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell the securities being offered in five ways:

•	directly to purchasers,

•	through agents,

•	through underwriters,

•	through dealers, and

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

By Agents

We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily three business days or less.

By Underwriters

If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

By Dealers

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Delayed Delivery Contracts

If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

•	commercial and savings banks,

•	insurance companies,

•	pension funds,

•	investment companies,

•	educational and charitable institutions, and

•	other institutions.

All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Through the Internet or Bidding or Ordering System

We may also offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based, in whole or in part, on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. We will describe in the related supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters’ obligations with respect to the auction or ordering system.

General Information

The place and time of delivery for the securities described in this prospectus are set forth in the accompanying prospectus supplement.

We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of business.

In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for GMAC by Martin I. Darvick. Esq., Assistant General Counsel of GMAC, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares and hold options to purchase shares of General Motors Corporation $1 2/3 par value common stock and owns shares of General Motors Corporation Class H common stock, $0.10 par value. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the General Motors Board of Directors and has acted as counsel to us and certain of our affiliates in various matters.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.